Exhibit 3.1

                          CERTIFICATE OF DESIGNATIONS,

                             PREFERENCES AND RIGHTS

                                       of

                      SERIES B CONVERTIBLE PREFERRED STOCK

                                       of

                       ATLANTIC TECHNOLOGY VENTURES, INC.


I.       Creation of Series B Convertible Preferred Stock.

         The undersigned officer of Atlantic Technology Ventures, Inc., a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designations, Preferences and Rights (the "Series B Certificate of Designations") and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation, as amended, the Board of Directors duly adopted the following resolutions:

         RESOLVED: That, pursuant to the Certificate of Incorporation, as amended, of the Corporation (the "Amended Certificate of Incorporation"), which authorizes 10,000,000 shares of undesignated Preferred Stock, par value $0.001 per share (the "Preferred Stock"), of which 1,375,000 shares are designated Series A Convertible Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock"), the Board of Directors is authorized, within the limitations and restrictions stated in the Amended Certificate of Incorporation, to fix by resolution or resolutions the designation of each series of Preferred Stock and the powers, preferences and relative participating, optional, or other special rights, and qualifications, limitations, and restrictions thereof; and

         RESOLVED: That the Corporation hereby fixes the designations and preferences and relative, participating, optional, and other special rights, and qualifications, limitations, and restrictions of the Preferred Stock consisting of Two Million (2,000,000) shares to be designated Series B Convertible Preferred Stock, par value $0.001 per share (the "Series B Preferred Stock"); and

         RESOLVED: That the Series B Preferred Stock is hereby authorized on the terms and with the provisions herein set forth.

II.      Provisions Relating to the Series B Preferred Stock.

         1. Number of Shares. Of the 8,625,000 remaining shares of authorized but undesignated Preferred Stock of the Corporation, Two Million (2,000,000) shares shall be designated and known as shares of Series B Preferred Stock. Any shares of Series B Preferred Stock repurchased by the Corporation shall be cancelled and shall revert to authorized but

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unissued shares of Preferred Stock, undesignated as to series, subject to reissuance by the Corporation as shares of Preferred Stock of any one or more series other than Series B Preferred Stock.

         2. Rank. Subject to approval of an amendment, to the extent required, of the Certificate of Designations of the Company's Series A Preferred Stock to subordinate the rights, preferences and privileges of the Series A Preferred Stock to the rights, preferences and privileges of the Series B Preferred Stock as set forth herein, the Series B Preferred Stock shall, with respect to dividend rights and with respect to rights upon liquidation, winding up or dissolution, rank senior and prior in right to the Series A Preferred Stock, the Common Stock and any other equity interests (including, without limitation, warrants, stock appreciation rights, phantom stock rights, profit participation rights in debt instruments or other rights with equity features, calls or options exercisable for or convertible into such capital stock or equity interests) in the Corporation that by its terms rank junior to the Series B Preferred Stock (all of such classes or series of capital stock and other equity interests are collectively referred to as "Junior Securities").

         3. Dividends. The holders of the Series B Preferred Stock shall be entitled to receive cumulative annual dividends (the "Series B Dividends") at an annual rate per share equal to eight percent (8%) of the original purchase price paid per share for the Series B Preferred Stock (which amount shall be subject to adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series B Preferred Stock, the "Quarterly Dividend Amount"), payable on each March 31, June 30, September 30 and December 31 (each, a "Quarterly Dividend Date") after the date on which such share of Series B Preferred Stock was issued (the "Original Issue Date" for such share), provided that the amount of dividends on the first Quarterly Dividend Date after the any Original Issue Date shall equal the Quarterly Dividend Amount multiplied by a fraction (A) the numerator of which shall equal the number of days from and including the Original Issue Date for such share to and including such first Quarterly Dividend Date, and (B) the denominator of which is ninety (90). Dividends with respect to the Series B Preferred Stock must be paid quarterly on each Quarterly Dividend Date. Such accrued dividends shall also become payable upon any conversion or redemption of the shares of Series B Preferred Stock. The Corporation, at its option, must pay each dividend either (A) in cash on each Quarterly Dividend Date (or other payment date), or
(B) in shares of Series B Preferred Stock (for which the shares of Common Stock issuable upon conversion thereof have been registered for resale under the Securities Act of 1933, as amended) valued at 85% of the two lowest consecutive closing bid prices of the Common Stock during the twenty trading days prior to the applicable dividend date. Such dividends shall be deemed to accrue on the Series B Preferred Stock and be cumulative, whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. With respect to the declaration, payment and setting apart of dividends, other than in Common Stock, whether of cash, securities of other persons, evidences of indebtedness, assets, Convertible Securities (as defined below), Stock Purchase Rights (as defined below) or rights to acquire any of the above, the holders of Series B Preferred Stock shall be entitled to participate with the Series A Preferred Stock, Common Stock or other Junior Securities and receive, before any dividends shall be declared and paid upon or set aside for the

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Series A Preferred Stock, Common Stock or other Junior Securities, the same dividends or distributions, on an as-converted basis, as are proposed to be distributed to the holders of Series A Preferred Stock, Common Stock or other Junior Securities, in addition to the Series B Dividends set forth above. Each share of Series B Preferred Stock shall be treated for purposes of such participation as being equal to the number of shares of Common Stock (which may be a fraction) into which such share could then be converted. The rights of the holders of Series B Preferred Stock with respect to dividends of Common Stock are set forth in Section 7 hereof.

         4.       Liquidation.

                  (a) Upon the occurrence of any Liquidating Event (as defined below), each holder of Series B Preferred Stock then outstanding shall be paid, out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made in respect of the Series A Preferred Stock or Common Stock, an amount equal to the original purchase price paid (the "Series B Original Price") per share of Series B Preferred Stock pursuant to the Convertible Preferred Stock and Warrants Purchase Agreement dated September 28, 2000 entered into between the Corporation and the investors signatory thereto (the "Purchase Agreement"), plus all accrued dividends that are then unpaid for each share of Series B Preferred Stock then held by them (the "Series B Preference Amount"), subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares.

                  (b) Written notice of any such Liquidating Event stating a payment date, the place where such payment shall be made, the amount of each payment in liquidation and the amount of dividends to be paid shall be given by first class mail, postage prepaid, not less than thirty (30) days prior to the payment date stated therein, to each holder of record of the Series B Preferred Stock at such holder's address as shown in the records of the Corporation, provided that any holder of Preferred Stock may convert its shares of Preferred Stock to Common Stock during such period at any time prior to the payment date stated in such notice. If upon the occurrence of a Liquidating Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Series B Preferred Stock the full Series B Preference Amount to which they shall be entitled, the holders of the Series B Preferred Stock shall share ratably in any distribution of assets (so that each holder receives the same percentage of the Series B Preference Amount per share). After payment has been made to the holders of the Series B Preferred Stock of the full Series B Preference Amount to which they shall be entitled as aforesaid, any remaining assets shall be distributed ratably among the holders of the Corporation's Common Stock, Series A Preferred Stock, Series B Preferred Stock and other Junior Securities as if such shares of Series B Preferred Stock had been converted voluntarily into Common Stock immediately prior to such Liquidating Event.

                  (c) A "Liquidating Event" shall mean (i) any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, or (ii) a sale, transfer or other disposition of all or substantially all the assets of the Corporation to, or a merger or consolidation into, an entity that is not controlled, directly or indirectly, by the stockholders of the Corporation; for purposes of this definition, "control" shall mean ownership of more than 50% of the voting power of an entity; provided, however, if the holders of a majority of the shares of Series B

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Preferred Stock so elect by giving written notice to the Corporation before the effective date of a merger or consolidation that would otherwise be a Liquidating Event as defined herein, such merger or consolidation shall not be deemed a Liquidating Event and the provisions of Section 6(h) shall apply. Upon the occurrence of any Liquidating Event that would involve the distribution of assets other than cash with respect to the outstanding shares of Series B Preferred Stock, the amount of such distribution shall be deemed to be the fair market value thereof at the time of such distribution determined in accordance with the provisions of Section 3(b) of the Corporation's Certificate of Designations relating to its Series A Preferred Stock.

         5.       Voting.

                  (a) Voting Rights. Except as otherwise expressly provided herein or as required by law, the holder of each share of Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series B Preferred Stock could then be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Series B Preferred Stock held by each holder could be converted) shall be reduced to the nearest whole number.

                  (b) Protective Provisions. In addition to any other rights provided by law or as set forth in this Series B Certificate of Designations, so long as at least 10% of the shares of Series B Preferred Stock shall remain outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than two-thirds (2/3rds) of the then-outstanding shares of the Series B Preferred Stock affected by such action

                        (i) take any action that materially and adversely alters or changes the powers, rights, preferences or privileges of the Series B Preferred Stock.

                        (ii) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose), or declare and pay or set aside funds for the payment of any dividend (except dividends payable in Common Stock or preferred stock) with respect to, any share or shares of capital stock, except as required or permitted hereunder with respect to Series B Preferred Stock and except for repurchasing shares of Common Stock from employees or consultants of the Corporation at the original purchase price thereof pursuant to vesting agreements approved by the Board of Directors;

                        (iii) authorize or issue, or obligate itself to authorize or issue, additional shares of Series A Preferred Stock or Series B Preferred Stock (except as permitted under the terms of the Purchase Agreement);

                        (iv) authorize or issue, or obligate itself to authorize or issue, any equity or debt security on a parity with or having preference or priority over the Series B

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Preferred Stock as to liquidation preferences, redemption rights, dividend rights, voting rights or otherwise; provided, however, that this provision shall not apply to, and stockholder consent pursuant to this Section shall not be required for, debt securities representing up to $1,000,000 in indebtedness incurred by the Corporation after the date of filing of this Series B Certificate of Designations (provided, this limitation shall not apply to trade payables incurred in the ordinary course;

                        (v) consent to any liquidation, dissolution or winding up of the Corporation; or

                        (vi) amend, restate, modify or alter the Bylaws of the Corporation in any way which adversely affects the rights of the holders of the Series B Preferred Stock.

                        For this purpose, without limiting the generality of the foregoing, the authorization of any shares of capital stock with preference or priority over, or on a parity with, Series B Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed to affect adversely such series.

         6. Conversion Rights. The holders of Series B Preferred Stock shall have the following conversion rights:

                        (a) Right to Convert.

                            (i) Subject to the terms, conditions, and
restrictions of Sections 6 and 7 hereof, at any time after the Original Issue Date the holder of any shares of Series B Preferred Stock shall have the right to convert each whole share of Series B Preferred Stock into that number of fully paid and nonassessable shares of Common Stock at the Conversion Rate (as defined below).

                            (ii) Anything in Subsection 6(a)(i) to the contrary
notwithstanding, in no event shall any holder be entitled to convert Series B Preferred Stock in excess of that number of shares of Series B Preferred Stock that, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the holder and its "affiliates" (as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")) to exceed 9.99% of the outstanding shares of the Common Stock following such conversion. For purposes of this Subsection, the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock with respect to which the determination is being made, but shall exclude the number of shares of Common Stock that would be issuable upon (i) conversion of the remaining, nonconverted Series B Preferred Stock beneficially owned by the holder and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, any warrants or convertible preferred stock) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder and its

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affiliates. Except as set forth in the preceding sentence, for purposes of this
Subsection 6(a)(ii), beneficial ownership shall be calculated in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). For purposes of this Subsection, in determining the number of outstanding shares of Common Stock a holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation's most recent Form 10-QSB or Form 10-KSB, as the case may be, (2) a more recent public announcement by the Corporation or (3) any other notice by the Corporation or its transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of any holder, the Corporation shall immediately confirm orally and in writing to any such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to conversions of Series B Preferred Stock by such holder since the date as of which such number of outstanding shares of Common Stock was reported. To the extent that the limitation contained in this Subsection 6(a)(ii) applies, the determination of whether shares of Series B Preferred Stock are convertible (in relation to other securities owned by a holder) and of which shares of Series B Preferred Stock are convertible shall be in the sole discretion of such holder, and the submission of shares of Series B Preferred Stock for conversion shall be deemed to be such holder's determination that such shares of Series B Preferred Stock are convertible, in each case subject to such aggregate percentage limitation, and the Corporation shall have no obligation or right to verify or confirm the accuracy of such determination. Nothing contained herein shall be deemed to restrict the right of a holder to convert such shares of Series B Preferred Stock at such time as such conversion will not violate the provisions of this Subsection. A holder of Series B Preferred Stock may waive the provisions of this Subsection 6(a)(ii) as to itself (and solely as to itself) upon not less than 75 days' prior notice to the Corporation, and the provisions of this Subsection 6(b)(ii) shall continue to apply until such 75th day (or such later date as may be specified in such notice of waiver). No conversion in violation of this Subsection 6(b)(ii), but otherwise in accordance with this Certificate of Designations, shall affect the status of the Common Stock issued upon such conversion as validly issued, fully paid and nonassessable.

                  (b) Conversion Rate and Other Definitions. Each share of Series B Preferred Stock shall be convertible at the option of the holder thereof, at any time after the issuance of such share, into fully paid and nonassessable shares of Common Stock of the Corporation. The number of shares of Common Stock into which each share of the Series B Preferred Stock may be converted (the "Series B Conversion Rate" or the "Conversion Rate") shall be determined by dividing the Series B Original Price by the Conversion Price (determined as hereinafter provided) in effect at the time of the conversion. Before any adjustment is required pursuant to Section 7, the Conversion Price shall be equal to the Series B Original Price.

         For purposes of this Certificate of Designations, the following terms shall have the following meanings:

                      "Market Price" means the average Closing Bid Price of the Common Stock on the Principal Market for the five (5) days prior to the date for which the Market Price is to be determined.

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                      "Closing Bid Price" or "Closing Ask Price" means, for any
security as of any date, the last closing bid or ask price, as the case may be, for such security on the Principal Market as reported by Bloomberg Financial Markets ("Bloomberg"), or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid or ask price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid or ask price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid or ask price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid or ask prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price or Closing Ask Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price or Closing Ask Price of such security on such date shall be the fair market value as mutually determined by the Corporation and the holders of sixty-six and two-thirds percent (66- 2/3%)) of the shares of Series B Preferred Stock then outstanding.

                      "Conversion Price" means, as of any Conversion Date or other date of determination, the lower of (x) $3.00, (y) the Market Price or (z) the average of the two (2) lowest Closing Bid Prices on the Principal Market of the Common Stock out of the fifteen (15) Trading Days immediately prior to conversion, which Conversion Price shall be adjusted proportionately for any reorganizations, reclassifications, stock splits, stock dividends, reverse stock splits and similar events; provided, however, that the Conversion Price will be reduced by an additional 5% if the Common Stock is not listed on either the Nasdaq SmallCap Market or Nasdaq National Market as of such date, and provided further that in no event will the Conversion Price be lower than the Floor Price, if any.

                      "Floor Price" means $1.50 for the conversion of a share of Series B Preferred Stock effected during the twelve (12) months following the applicable Issue Date for such share; provided further, however, that if: (A) the Conversion Price, as calculated herein without regard to Floor Price, is below the Floor Price for thirty (30) calendar days at any time after the Issue Date for such share, then the Floor Price shall thereafter equal $1.00 (but in no event for longer than twelve (12) months following the applicable Issue
Date), (B)(i) for any period of five consecutive trading days commencing on after the date of this filing, there is no closing bid price of the Common Stock on the Principal Market, (ii) the Common Stock ceases to be listed for trading on any of the NYSE, the AMEX, the Nasdaq National Market or the Nasdaq SmallCap Market, or (iii) there occurs the resignation of either A. Joseph Rudick as Chief Executive Officer or Frederic P. Zotos as President of the Corporation (or either of their terminations as a result of death or disability), then the Conversion Price shall be reduced by 15% and shall not be subject to the Floor Price, and (C)(i) Bausch & Lomb Surgical ("B&L") fails to file before January 31, 2001 an application with the U.S. Food and Drug Administration (the "FDA") seeking approval to market the Corporation's Catarex technology, (ii) the FDA does not grant final approval to B&L to market Catarex on or before June 1, 2001, or (iii) the Corporation fails to secure the stockholder approvals contemplated by Section 6.13 of the

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Purchase Agreement by the deadline stated therein, then the Conversion Price shall not be subject to the Floor Price and shall be as otherwise calculated herein.

                      "Principal Market" means the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market, or the Nasdaq Smallcap Market, whichever is at the applicable time the principal trading exchange or market for the Common Stock, based upon share volume.

                      "Trading Day" means any day during which the Principal Market shall be open for business.

                  (c) Conversion Notice. A holder of Series B Preferred Stock may exercise its conversion right by giving a written conversion notice in the form of Exhibit A hereto (the "Conversion Notice") to the Corporation (x) by facsimile confirmed by a telephone call or (y) by registered mail or overnight delivery service, with a copy by facsimile to the Corporation's transfer agent for its Common Stock, as designated by the Corporation from time to time. If such conversion will result in the conversion of all of such holder's shares of Series B Preferred Stock, such holder shall also surrender the certificate or certificates representing the shares so to be converted (the "Preferred Stock Certificates") to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series B Preferred Stock) at any time during its usual business hours on the date set forth in the Conversion Notice.

                  (d) Issuance of Certificates.

                      (i) Promptly, but in no event more than three (3) Trading Days, after the receipt of the Conversion Notice referred to in Section 6(c) and surrender of the Preferred Stock Certificates (if required), the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock into which such shares of Series B Preferred Stock have been converted. In the alternative, if the Corporation's transfer agent is a participant in the electronic book transfer program, the transfer agent shall credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account with The Depository Trust Company. Such conversion shall be deemed to have been effected, and the Conversion Date shall be deemed to have occurred, on the date on which such Conversion Notice shall have been received by the Corporation and at the time specified stated in such Conversion Notice, which must be during the calendar day of such notice. The rights of the holder of such share or shares of Series B Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby, on the Conversion Date. Issuance of shares of Common Stock issuable upon conversion that are requested to be registered in a name other than that of the registered holder shall be subject to compliance with all applicable federal and state securities laws.

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                      (ii) The Corporation understands that a delay in the
issuance of the shares of Common Stock beyond three (3) Trading Days after the Conversion Date could result in economic loss to the holder of shares of Series B Preferred Stock. As compensation to the holder for such loss, the Corporation agrees to pay liquidated damages to such holder per day of delay in the amount of 0.2% of the product of (1) the number of shares of Common Stock for which certificates have not been properly delivered and (2) the highest Market Price during the delay period. The Corporation shall make all payments due under this Subsection 6(d)(ii) in immediately available funds upon demand. Nothing herein shall limit a holder's right to pursue injunctive relief and/or actual damages for the Corporation's failure to issue and deliver Common Stock to such holder as required by Subsection 6(d)(i), including, without limitation, such holder's actual losses occasioned by any "buy-in" of Common Stock necessitated by such late delivery. Furthermore, in addition to any other remedies that may be available to such holder, if the Corporation fails for any reason to effect delivery of such shares of Common Stock within five (5) Trading Days after the Conversion Date, such holder will be entitled to revoke the relevant Conversion Notice by delivering a notice to such effect to the Corporation. Upon delivery of such notice of revocation, the Corporation and the holder shall each be restored to their respective positions immediately prior to delivery of such Conversion Notice, except that holder shall retain the right to receive both the late payment amounts set forth above plus the actual cost of any "buy-in."

                      (iii) If, at any time (a) the Corporation challenges, disputes or denies the right of a holder to effect the conversion of the Series B Preferred Stock into Common Stock or otherwise dishonors or rejects any Conversion Notice properly delivered in accordance with this Section 6 or (b) any third party who is not and has never been an affiliate of a holder obtains a judgment or order from any court or public or governmental authority that denies, enjoins, limits, modifies, or delays the right of such holder to effect the conversion of the Series B Preferred Stock into Common Stock, then such holder shall have the right, by written notice to the Corporation, to require the Corporation to promptly redeem the Series B Preferred Stock at a price equal to the closing sale price of the Common Stock on the date immediately prior to the date on which such notice is given. Under any of the circumstances set forth above, the Corporation shall indemnify the holder against and hold it harmless from, and be responsible for the payment of, all costs and expenses of the holder, including its reasonable legal fees and expenses, as and when incurred in disputing any such action or pursuing its rights hereunder (in addition to any other rights of such holder). The Corporation shall not refuse to honor any Conversion Notice unless its has actually been enjoined by a court of competent jurisdiction from doing so, and if so enjoined, the Corporation shall post with such court a performance bond equal to 150% of the aggregate Market Price multiplied by the number of shares sought to be converted by the holder that are the subject of such injunction.

                      (iv) The holders of Series B Preferred Stock shall be entitled to exercise their conversion privilege notwithstanding the commencement of any case under 11 U.S.C.ss.101 et seq. (the "Bankruptcy Code"). The Corporation hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C.ss.362 in respect of the holder's conversion privilege, if it becomes a debtor under the Bankruptcy Code. The Corporation agrees

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to take or consent to any and all action necessary to effectuate relief under 11
U.S.C.ss. 362 without cost or expense to the holder.

                  (e) Fractional Shares. The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after such aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up to the nearest whole share.

                  (f) Issuance Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series B Preferred Stock pursuant hereto; provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than of the holder of Series B Preferred Stock which is being converted.

                  (g) Reorganizations, Reclassifications, Etc. If the Common Stock issuable upon the conversion of Series B Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Section 7(a), then and in each such event the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change.

                  (h) Mergers, Consolidations, Sale of Assets. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale treated as a Liquidating Event pursuant to Section 4 above), each share of Series B Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property that a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of Series B Preferred Stock would have been entitled upon such consolidation, merger or sale; and in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions of Sections 6 and 7 with respect to the rights and interest thereafter of the holders of Series B Preferred Stock, to the end that the provisions set forth in Sections 6 and 7 shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of Series B Preferred Stock.

                  (i) Listing Requirements. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series B Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Corporation will secure such registration, listing or approval, as the case may be.

                  (j) Valid Issuance. All shares of Common Stock that may be issued upon conversion of the shares of Series B Preferred Stock will upon issuance by the Corporation be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

                  (k) No Impairment. The Corporation will not, by amendment of the Amended Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all of the provisions of Sections 6 and 7 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

                  (l) Limitation on Number of Conversion Shares. Notwithstanding any other provision herein, the Corporation shall not be obligated to issue any shares of Common Stock upon conversion of the Series B Preferred Stock to the extent the issuance of such shares of Common Stock would exceed the number of shares (the "Exchange Cap") then permitted to be issued without violation of the rules or regulations of the Nasdaq Stock Market, except that such limitation shall not apply in the event that the Corporation (i) obtains the approval of its stockholders as required by applicable rules and regulations of the Nasdaq Stock Market for issuances of Common Stock in excess of the Exchange Cap, (ii) obtains a written opinion issued to the Corporation and the holders of Series B Preferred Stock from outside counsel to the Corporation that such approval is not required, which opinion shall be reasonably satisfactory to the holders of sixty-six and two-thirds percent (66-2/3%) of the shares of Series B Preferred Stock then outstanding, or (iii) is no longer listed on the Nasdaq Stock Market at such time. Until such approval or written opinion is obtained or such action has been taken by the required number of holders, no original purchaser of Series B Preferred Stock (collectively, the "Investors") shall be issued, upon conversion of Series B Preferred Stock, shares of Common Stock in an amount greater than the product of (x) the Exchange Cap amount multiplied by (y) a fraction, the numerator of which is the number of shares of Series B Preferred Stock originally issued to such Investor and the denominator of which is the aggregate amount of all the Series B Preferred Stock issued to the Investors (the "Cap Allocation Amount"). In the event that any Investor shall sell or otherwise transfer any of such Investor's Series B Preferred Stock, the transferee shall be allocated a pro rata portion of such Investor's Cap Allocation Amount. In the event that any holder of Series B Preferred Stock shall convert all of such holder's Series B Preferred Stock into a number of shares of Common Stock that, in the aggregate, is less than such holder's Cap Allocation Amount, then the difference between such holder's Cap Allocation Amount and the number of shares of Common Stock actually issued to such holder shall be allocated to the Cap Allocation Amounts of the remaining holders of Series B Preferred Stock on a pro rata basis in proportion to the number of Series B Preferred Stock then held by each such holder.

         7. Adjustment of Conversion Rate. The Series B Conversion Rate from time to time in effect shall be subject to adjustment from time to time as follows.

                  (a) Stock Splits, Dividends and Combinations. In case the Corporation shall at any time subdivide the outstanding shares of Common Stock or shall issue a dividend in Common Stock on its outstanding Common Stock, the Conversion Rate in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in case the Corporation shall at any time combine the outstanding shares of Common Stock into a lesser number of shares of Common Stock, the Conversion Rate in effect immediately prior to such combination shall be proportionately increased, concurrently with the effectiveness of such subdivision, dividend or combination, as the case may be.

                  (b) Noncash Dividends, Stock Purchase Rights, Capital Reorganizations and Dissolutions. In case:

                           (i) the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or any other distribution, payable otherwise than in cash; or

                           (ii) the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or to receive any other rights; or

                           (iii) of any capital reorganization of the Corporation, reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), consolidation or merger of the Corporation with or into another Corporation that is not a Liquidating Event or conveyance of all or substantially all of the assets of the Corporation to another Corporation that is not a Liquidating Event (an "Organic Change");

then, and in any such case, the Corporation shall cause to be mailed to the transfer agent for the Series B Preferred Stock, if any, and to the holders of record of the outstanding Series B Preferred Stock, at least ten (10) days prior to the date hereinafter specified, a notice stating the date on which (A) a record is to be taken for the purpose of such dividend, distribution or rights or (B) such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up. In addition, prior to the Organic Change, the Corporation will make appropriate provision (in form and substance reasonably satisfactory to the holders of sixty-six and two-thirds percent (66-2/3%) of the Series B Preferred Stock then outstanding) to insure that each of the holders of the Series B Preferred Stock will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock otherwise acquirable and receivable upon the conversion of such holder's Series B Preferred Stock, such shares of stock, securities or assets as would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock that would have been acquirable and receivable had all of such holder's Series B Preferred Stock been converted into shares of Common Stock immediately prior to such Organic Change (without taking into account any limitations or restrictions on the timing or amount of conversions). In any such case, the Corporation will make appropriate provision (in form and substance reasonably satisfactory to the holders of sixty-six and two-thirds percent (66-2/3%) of the Series B Preferred Stock then outstanding) with respect to such holders' rights and interests to insure that the provisions of this
Section 7(b) will thereafter be applicable to the Series B Preferred Stock. The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes, by written instrument (in form and substance reasonably satisfactory to the holders of sixty-six and two-thirds percent (66-2/3%) of the Series B Preferred Stock then outstanding), the obligation to deliver to each holder of Series B Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

                  (c) Issuances at Less Than the Conversion Price. Upon the issuance or sale by the Corporation, during the period ending twelve (12) months following the applicable Issue Date (the "MFN Period") of:

                      (i) Common Stock for a Per Share Selling Price less than any Conversion Price in effect immediately prior to the time of such issue or sale; or

                      (ii) any Stock Purchase Rights where the Per Share Selling Price for which shares of Common Stock may at any time thereafter be issuable upon exercise thereof (or, in the case of Stock Purchase Rights exercisable for the purchase of Convertible Securities, upon the subsequent conversion or exchange of such Convertible Securities) shall be less than any Conversion Price in effect immediately prior to the time of the issue or sale of such Stock Purchase Rights; or

                      (iii) any Convertible Securities where the consideration per share for which shares of Common Stock may at any time thereafter be issuable pursuant to the terms of such Convertible Securities shall be less than any Conversion Price in effect immediately prior to the time of the issue or sale of such Convertible Securities;

other than an issuance of Common Stock pursuant to Sections 7(a) or 7(f) hereof (any such issuance shall be referred to hereinafter as a "Dilutive Issuance"), then forthwith upon such issue or sale, such applicable Conversion Price shall be reduced to such lower Per Share Selling Price.

         Notwithstanding the foregoing, no Conversion Price shall at such time be reduced if such reduction would be an amount less than $.01, but any such amount shall be carried forward and deduction with respect thereto made at the time of and together with any subsequent reduction that, together with such amount and any other amount or amounts so carried forward, shall aggregate $.01 or more.

                  (d) For purposes of this Section 7, the following provisions will be applicable:

                      (i) "Convertible Securities" shall mean evidences of indebtedness, shares of stock (including, without limitation, the Series A Preferred Stock and Series B Preferred Stock) or other securities that are convertible into or exchangeable for, with or without payment of additional consideration, shares of Common Stock.

                      (ii) "Stock Purchase Rights" shall mean any warrants, options or other rights to subscribe for, purchase or otherwise acquire any shares of Common Stock or any Convertible Securities.

                      (iii) Convertible Securities and Stock Purchase Rights shall be deemed outstanding and issued or sold at the time of such issue or sale.

                      (iv) The term "Per Share Selling Price" shall include the amount actually paid by third parties for each share of Common Stock. In the event the Corporation in connection with such transaction pays a fee in excess of 6%, any such excess amount shall be deducted from the selling price pro rata to all shares sold in the transaction to arrive at the Per Share Selling Price. A sale in a capital raising transaction of shares of Common Stock shall include the sale or issuance of rights, options, warrants or convertible securities under which the Corporation is or may become obligated to issue shares of Common Stock, and in such circumstances the Per Share Selling Price of the Common Stock covered thereby shall also include the exercise or conversion price thereof (in addition to the consideration received by the Corporation upon such sale or issuance less the excess fee amount, if any, as provided above). In case of any such security issued within the MFN Period in a "Variable Rate Transaction" or "MFN Transaction" (each as defined below), the Per Share Selling Price shall be deemed to be the lowest conversion or exercise price at which such securities are converted or exercised or might have been converted or exercised in the case of a Variable Rate Transaction, or the lowest adjustment price in the case of an MFN Transaction, each over the life of such securities.

                      (v) "Variable Rate Transaction" means a transaction in which the Corporation issues or sells (a) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (x) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Stock at any time after the initial issuance of such debt or equity securities, or (y) with a fixed conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Corporation or the market for the Common Stock, or (b) any securities of the Corporation issued or issuable pursuant to an "equity line" structure which provides for the sale, from time to time, of securities of the Corporation which are registered for resale pursuant to the Securities Act.

                      (vi) "MFN Transaction" means a transaction in which the Corporation issues or sells any equity securities in a capital raising transaction or series of related transactions (the "New Offering") which grants to an investor (the "New Investor") the right to receive additional shares based upon future equity raising transactions of the Corporation on terms more favorable than those granted to the New Investor in the New Offering.

                      (vii) Determination of Consideration. The "consideration actually received" by the Corporation for the issuance, sale, grant or assumption of shares of Common Stock, Stock Purchase Rights or Convertible Securities, irrespective of the accounting treatment of such consideration, shall be valued as follows:

                            (A) Cash Payment. In the case of cash, the net
amount received by the Corporation after deduction of any accrued interest or dividends and before deducting any expenses paid or incurred and any underwriting commissions or concessions paid or allowed by the Corporation in connection with such issue or sale;

                            (B) Noncash Payment. If shares are issued for a
consideration other than cash, the Per Share Selling Price shall be the fair market value of such consideration as determined in good faith by independent certified public accountants mutually acceptable to the Corporation and the holders of a majority of shares of Series B Preferred Stock.; and

                            (C) Stock Purchase Rights and Convertible
Securities. The total consideration, if any, received by the Corporation as consideration for the issuance of the Stock Purchase Rights or the Convertible Securities, as the case may be, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of such Stock Purchase Rights or upon the conversion or exchange of such Convertible Securities, as the case may be, in each case after deducting any accrued interest or dividends.

                  (e) Readjustment of Conversion Rate. In the event of any change in (i) the consideration, if any, payable upon exercise of any Stock Purchase Rights or upon the conversion or exchange of any Convertible Securities or (ii) the rate at which any Convertible Securities are convertible into or exchangeable for shares of Common Stock, the applicable Conversion Rate as computed upon the original issue thereof shall forthwith be readjusted to the Conversion Rate that would have been in effect at such time had such Stock Purchase Rights or Convertible Securities provided for such changed purchase price, consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the expiration of any Stock Purchase Rights not exercised or of any right to convert or exchange under any Convertible Securities not exercised, the applicable Conversion Rate then in effect shall forthwith be increased to the Conversion Rate that would have been in effect at the time of such expiration had such Stock Purchase Rights or Convertible Securities never been issued. No readjustment of the Conversion Rate pursuant to this Subsection 7(e) shall (i) increase the applicable Conversion Rate by an amount in excess of the adjustment originally made to the Conversion Rate in respect of the issue, sale or grant of the applicable Stock Purchase Rights or Convertible Securities or (ii) require any adjustment to the amount paid or number of shares of Common Stock received by any holder of Preferred Stock upon any conversion of any share of Preferred Stock prior to the date upon which such readjustment to the Conversion Rate shall occur.

                  (f) Exclusions. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of any Conversion Rate in the case of (i) the issuance or sale of options, or the shares of stock issuable upon exercise of such options, to purchase shares of Common Stock to directors, officers, employees or consultants of the

Corporation pursuant to stock options or stock purchase plans or agreements in existence on the date of this filing, whether "qualified" for tax purposes or not, pursuant to plans or arrangements approved by the Board of Directors and stockholders, (ii) the issuance of Common Stock pursuant to warrants outstanding as of the date of filing this Series B Certificate of Designations and (iii) the issuance of Common Stock upon conversion of the Series A Preferred Stock or Series B Preferred Stock. The issuances or sales described in the preceding clauses (i), (ii) and (iii) shall be ignored for purposes of calculating any adjustment to the Conversion Rate.

                  (g) Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms thereof, and prepare and furnish to each holder of Series B Preferred Stock affected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written notice at any time of any holder of Series B Preferred Stock furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the applicable Conversion Rate at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of such holder's shares.

         8. Redemption. So long as a Registration Statement covering the resale of the Common Stock issued or issuable upon conversion of the Series B Preferred Stock is effective (but only for so long as such Registration Statement is required to remain effective), at any time after the second (2nd) anniversary of the date of this filing, at the option of the Corporation, and upon at least 30 days' written notice to the holders of Series B Preferred Stock, the Corporation may redeem some or all of the Series B Preferred Stock, at a redemption price equal to the greater of: (a) 125% of the Series B Original Price per share, plus all accrued but unpaid dividends thereon; or (b) an amount equal to the product of (1) the number of shares of Common Stock then issuable to the Investors upon conversion of the Series B Preferred Stock being redeemed and (2) the Market Price on the date of redemption. Holders of the Series B Preferred Stock shall be entitled to convert their shares of Series B Preferred Stock into Common Stock during the 30-day notice period of this Section 8.

         IN WITNESS WHEREOF, Atlantic Technology Ventures, Inc. has caused this Series B Certificate of Designations to be signed by its duly authorized officer as of the 28th day of September 2000.

                                       ATLANTIC TECHNOLOGY VENTURES , INC.



                                       By: /s/ Frederic P. Zotos
                                            -----------------------------------
                                            Frederic P. Zotos
                                            President

                                    Exhibit A

                Notice of Conversion of Series B Preferred Stock


         The undersigned hereby elects to convert _____________ shares of Series B Preferred Stock of Atlantic Technology Ventures, Inc. (the "Company") held by the undersigned pursuant to the following terms and instructions:

Date of Conversion:____________________________________________

Applicable Conversion Price:_____________________________________

Applicable Conversion Rate:_____________________________________

Calculation of the Conversion Rate:  _______________________________

                                     -------------------------------


Number of Shares of Common Stock to be Issued:_____________________

Name in which Shares are to be Issued:______________________________

Holder:________________________________________________________

Signature:______________________________________________________

Title, if applicable:_______________________________________________

Address for delivery of shares or DTC account number for deposit of shares:

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